Exhibit 10.25

CREDIT AGREEMENT

This Credit Agreement is effective as of January 1, 2014 (the “Effective Date”) by and among CASTLE PINES CAPITAL LLC (“CPC”), a Delaware limited liability company having its chief executive office located at 116 Inverness Drive East, Suite 375, Englewood, Colorado  80112, and PC CONNECTION, INC. and PC CONNECTION SALES CORPORATION,  each a Delaware corporation having their chief executive office located at 730 Milford Road, Merrimack, NH  03054, MOREDIRECT, INC., a Florida corporation having its chief executive office located at 1001 Yamato Road, Ste. 200, Boca Raton, FL  33431,  and GOVCONNECTION, INC., a Maryland corporation having its chief executive office located at 7503 Standish Place, Rockville, MD (each a “Reseller” and collectively, “Resellers”).  Since there is more Person who is a Reseller hereunder, the words “a Reseller”,  ”any Reseller”, “each Reseller” and “every Reseller” refer to such Person both separately and collectively, as though such Person were actually listed, and the obligations and liabilities of all such Persons hereunder are joint and several in all respects.  Unless otherwise defined within this Credit Agreement, capitalized terms have the meaning set forth in Section 23, below.

1. Extensions of Credit.  Subject to the terms of this Credit Agreement (this “Agreement”), CPC has made a discretionary inventory line of credit (the “Inventory Line of Credit”) available to Resellers.  The Inventory Line of Credit may be used to enable Resellers to purchase Inventory from CPC approved vendors (collectively, the “Vendors”).  The Inventory Line of Credit is a discretionary line of credit and CPC has no obligation to make an Advance even if no Default has occurred under the terms of this Agreement.  CPC may combine all of CPC’s advances to Resellers or on Resellers’ behalf together under this Credit Agreement or any other agreement between CPC and Resellers, together with all finance charges, fees and expenses related thereto, to make one debt owed by Resellers.

2. Financing Terms.

a.Financed Inventory - General.    Upon the terms and conditions set forth herein, CPC may finance:

Resellers’ purchases of Eligible Inventory from Vendors (“Financed Inventory”), for which payment shall be due on the Payment Due Date.

If CPC agrees to finance an item of Financed Inventory, CPC will send Resellers a TS, identifying such Financed Inventory and if not otherwise provided herein, the interest rate applicable to such Financed Inventory.

CPC may withdraw any approval to finance Inventory at any time prior to Shipment.

b.Discretionary Nature of the Inventory Line of Credit.  This Agreement contains the terms and conditions upon which CPC presently expects to make Advances to a  Reseller in the future.  Each Advance shall be in CPC’s sole discretion, and CPC does not need to show that an adverse change has occurred in the business operations or financial condition of any Reseller, or show that any conditions of this Agreement have not been met, in order to refuse to make an Advance.

c.Overlines.  Reseller may request and CPC may be willing in its sole and absolute discretion to make Advances to Resellers in excess of the Inventory Line of Credit (each an “Overline” and collectively, the “Overlines”).  The aggregate amount of permitted Overlines and the duration of time such Overlines may be available to Resellers shall be communicated to such Reseller via a separate written communication from CPC, the terms of which shall be incorporated herein by reference.

3. Security Interest. Resellers hereby grant to CPC a security interest in all of the Collateral as security for all Indebtedness.

4. Representations and Warranties.  Each Reseller represents and warrants to CPC on the date hereof, and shall be deemed to represent and warrant to CPC on each date on which an Advance is made to such Reseller hereunder, that:

a.	Reseller (i) is in good standing in the state of its organization, (ii) is qualified to transact business as a foreign organization, and is in good standing under the laws of, all jurisdictions in which it is required by applicable law to maintain such qualification and good standing except to the extent that the failure to qualify or maintain good standing could not reasonably be expected to have a Material Adverse Effect, (iii) does not conduct business under any trade styles or trade name(s) except as listed in Exhibit A attached hereto, (iv) has all the necessary authority to enter into and perform this Agreement, and such agreement and performance will not violate Reseller’s Organizational Documents or any law, regulation or agreement binding upon it;

b.	Reseller (i) keeps its records respecting accounts and chattel paper at its chief executive office, and (ii) maintains Collateral solely at Permitted Locations;
c.	this Agreement correctly sets forth (i) each of the Resellers’ true legal name, (ii) the type of each Resellers’ organization, and (iii) each Resellers’ state of organization;
d.

all information supplied by Reseller in writing to CPC in connection with this Agreement, including all information within the Documents, regarding Accounts, financial, credit or accounting statements and application for credit, is true, correct and complete in all material respects; all financial statements furnished to CPC in connection with such application or hereunder have been prepared in accordance with GAAP and fairly present the financial condition and results of operations of Reseller as of the dates and for the period indicated herein; Reseller has no material, contingent liabilities, liabilities for taxes, unusual forward or long-term commitments, or unrealized or anticipated losses from any unfavorable commitments; there has been no Material Adverse Effect since the Effective Date;

e.	all advances and other transactions shall be used by Resellers hereunder are for lawful commercial purposes;
f.	Reseller has good title to all Collateral;
g.	Reseller is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended;
h.	there are no actions or proceedings pending or threatened against Reseller which might result in a Material Adverse Effect;
i.

Reseller has provided CPC with a copy of Reseller’s Organizational Documents, and will provide any subsequent amendments thereto bearing indicia of filing from the appropriate governmental authority, if applicable, and such other documents as CPC may reasonably request from time to time;

j.	none of the proceeds resulting from this Agreement will be used directly or indirectly to fund a personal loan to or for the benefit of a director or executive officer of Reseller; and
k.

there is no fact which Reseller has not disclosed to CPC in writing which could materially adversely affect the properties, business or financial condition of Reseller, or any of the Collateral, or which it is necessary to disclose in order to keep the foregoing representations from being misleading.

5. Covenants. From the date hereof and until the payment and performance in full of all of the Indebtedness, each Reseller covenants with CPC that:
a.

Until sold as permitted by this Agreement, Reseller shall own all Financed Inventory and Accounts free and clear of all liens, security interests, claims and other encumbrances, whether arising by agreement or operation of law (collectively “Liens”) other than (i) Liens in favor of CPC, (ii) Liens in favor of other persons with respect to which CPC shall have first consented in writing and which Liens are subject to subordination agreements acceptable to CPC, which includes Liens in favor of RBS Citizens, N.A. (iii) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and for which Reseller maintains adequate reserves, provided the same have no priority over any of CPC’s security interests, (iv) Liens arising from judgments, decrees or attachments arising from circumstances that do not constitute a Default hereunder, for which Reseller maintains adequate reserves and are inferior to any lien of CPC, (v) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of Reseller in accordance with GAAP, (vi) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being reasonably contested and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of Reseller, (vii) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any lien imposed by ERISA, (viii) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, security bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business, and (ix) other Liens not described above arising in the ordinary course of business and not having or not reasonably likely to have a Material Adverse Effect on Reseller and which are inferior to any lien of CPC (clauses (i) through (ix) above, collectively, “Permitted Liens”).

b.

Reseller will: (1) keep all Collateral at Permitted Locations and keep all tangible Collateral in good order, repair and operating condition and insured as required herein; (2) promptly file all tax returns required by law and promptly pay all taxes, fees, and other governmental charges for which it is liable, including without limitation all governmental charges against the Collateral; (3) permit CPC and its designees, upon reasonable advance notice, to inspect the Collateral during normal business hours and at any other time CPC deems desirable (provided, however, that upon a Default, CPC may inspect the Collateral at such times as CPC determines is necessary or desirable in its sole discretion); (4) keep complete and accurate records of its business, including inventory and sales, and permit CPC and its designees to inspect and copy such records upon request; (5) furnish CPC with such additional information regarding the Collateral and Reseller’s business and financial condition as CPC may from time to time reasonably request; (6) immediately notify CPC of any Material Adverse Effect; (7) execute all documents CPC requests to perfect and maintain CPC’s security interest in the Collateral; (8) at all times be duly organized, existing, in good standing, qualified and licensed to do business in each jurisdiction in which the nature of its business or property so requires; (9) notify CPC of the commencement of any legal proceedings against Reseller; and (10) comply with all applicable laws, rules and regulations.

c.

Reseller will not: (1) use (except for demonstration for sale), rent, lease, sell, transfer, consign, license, encumber or otherwise dispose of Collateral except for (i) sales of Inventory at retail in the ordinary course of Reseller’s business, (ii) dispositions of obsolete property, (iii) dispositions to the extent that (x) such property is exchanged for credit against the purchase price of replacement property intended for use in the ordinary course of business, or (y) the proceeds of such disposition are promptly (not to exceed 180 days from disposition) applied to the purchase price of such replacement property, and (iv) dispositions not otherwise permitted under this clause (d) provided that at the time of such disposition, no Material Adverse Effect or Default exists or would result from such disposition; (2) sell Inventory to an affiliate, except on terms consistent with an arms-length transaction; (3) make any change in the principal nature of its business, (4) be a party to a merger, consolidation or acquisition wherein Reseller is not the surviving entity; (5) change its name or conduct business under a trade style or trade name other than those listed in Exhibit A without giving CPC at least 30 days’ prior written notice thereof; (6) change its chief executive office or office where it keeps its records with respect to accounts or chattel paper without providing CPC with at least 30 days’ prior written notice thereto; (7) change the state in which it is organized (except upon giving CPC at least 30 days’ prior written notice thereof); (8) grant a security interest to any third party in any Financed Inventory that is superior or pari passu with the security interest granted to CPC under this Agreement; (9) grant a security interest to any third party in any Accounts, other than Permitted Liens; or (10) store Financed Inventory with any third party, except in the ordinary course of business consistent with Reseller’s past practices.

d.	Reseller will notify CPC promptly of any material change in the truth or accuracy of any representation or warranty in Section 4 above.
e.	At the time of each advance of credit under the terms of this Agreement, each representation and warranty set forth in Section 4 above will be true and correct.
f.

Reseller will execute and deliver to CPC such agreements, assignments or instruments (including affidavits, notices, reaffirmations and amendments and restatements of existing documents, as CPC may reasonably request) and do all such other things as CPC may deem necessary, appropriate or convenient (1) to assure CPC of the effectiveness and priority of its security interests, including such financing statements (including renewal statements), amendments and supplements or such other instruments as CPC may from time to time reasonably request in order to perfect and  maintain the security interests in the Collateral in accordance with the UCC, (2) to consummate the transactions contemplated hereby and (3) to otherwise protect and assure CPC of its rights and interests hereunder. To that end, Reseller agrees that CPC may file one or more financing statements disclosing CPC’s security interest in any or all of the Collateral of Reseller.

6. Insurance.  Reseller will keep the Collateral insured for its full insurable value under an “all risk” property insurance policy with a company acceptable to CPC, naming CPC as a loss payee as its interest may appear.  All insurance proceeds received by CPC in respect of inventory which is damaged, lost or stolen may be retained by CPC, in its sole discretion, for application to the payment of any of the principal or interest on the Indebtedness then due and owing in respect of the inventory damaged, lost or stolen.

7. Payment Terms.  With respect to Financed Inventory, Resellers will immediately pay CPC the principal Indebtedness on the earliest occurrence of any of the following events: (a) on the Payment Due Date, and (b) immediately when the Inventory is lost, stolen or damaged (collectively, the “Loss Date”).  All payments hereunder shall be made without setoff or counterclaim, prior to 11:00 a.m., Denver, Colorado time, on the Payment Due Date or the Loss Date, as applicable, in immediately available funds or by electronic data interchange (“EDI”) to the CPC Account or as otherwise agreed between the parties (the “Due Date”).  For purposes of calculating interest, payment shall be deemed to have been applied by CPC against the principal of and/or interest on any Indebtedness on the Business Day, when before 11:00 a.m., good funds are received by CPC, whether such payment is made by check, wire, EDI, ACH Debit or other means. Resellers acknowledge that the date defined as the Payment Due Date falls on the same day of each week to establish a consistent payment date.  CPC may change the terms of any future financing and the date for repayment of future Indebtedness by giving Resellers written notice specifying such change.  Any third party discount, rebate, bonus or credit granted to a  Reseller for any Inventory will not reduce the Indebtedness Resellers owe CPC until CPC has received payment therefor in cash. Resellers will: (A) pay CPC even if any Financed Inventory is defective or fails to conform to any warranties extended by any third party; (B) not assert against CPC any claim or defense any Reseller has against any third party; and (C) indemnify and hold CPC harmless against all claims and defenses asserted by any buyer of any Inventory.  Each Reseller waives all rights of setoff such Reseller may have against CPC.  CPC will have the continuing exclusive right to apply and reapply any and all payments received from a Reseller or on Resellers’ behalf in such manner as CPC may deem advisable notwithstanding any entry by CPC upon its books and records.  Notwithstanding anything in this Agreement to the contrary, CPC agrees that:  (i) the Payment Due Date set forth in any TS shall not be any earlier than it is required to be pursuant to the terms of the agreement between CPC and the applicable Vendor; and (ii) if CPC receives a notice from any Vendor that the terms of the agreement between such Vendor and CPC has changed such the Payment Due Date of Resellers on any future TS will be revised to be earlier than on any prior TS, CPC shall provide Resellers with written notice of such change within one Business Day of CPC receiving such notice from such Vendor.

8. Calculation of Charges.  The outstanding principal balance of the Indebtedness and any other obligations arising hereunder shall bear interest commencing on the day immediately succeeding any Due Date; each at the per annum rate equal to the Prime Rate plus 5% (the “Default Rate”).  Interest will be calculated for the actual number of days elapsed on the basis of a year consisting of 360 days. Interest is due and payable monthly in arrears pursuant to the terms of the monthly billing statement from CPC.  Upon the occurrence and during the continuance of a Default, interest shall accrue at the Default Rate and shall be payable upon demand.  CPC intends to strictly conform to the usury laws.  Regardless of any provision contained herein, CPC shall never be deemed to have contracted for, charged, received, collected or applied as interest, any amount in excess of the maximum amount allowable by applicable law.  If CPC ever receives interest in excess of the maximum amount permitted by law, CPC will apply such excess amount to the reduction of the outstanding unpaid principal balance, and then will pay any excess to Resellers.  In determining whether the interest paid or payable exceeds the highest lawful rate, Resellers and CPC shall, to the maximum extent permitted under applicable law, (1) characterize any non-principal payment (other than payments which are expressly designated as interest payments hereunder) as an expense or fee rather than as interest, (2) exclude voluntary pre-payments and the effect thereof, and (3) spread the total amount of interest throughout the entire term of this Agreement so that the interest rate is uniform throughout such term.

9. Default.    The occurrence of one or more of the following events shall constitute a default by Reseller (a “Default”): (a) a  Reseller shall fail to pay any Indebtedness when due; (b) any representation or warranty made to CPC by a Reseller shall not be true when made or if a  Reseller, shall breach any covenant, warranty or agreement to or with CPC, (c) a  Reseller shall become insolvent or generally fail to pay its debts as they become due or shall cease to do business as a going concern; (d)  a  Reseller shall make an assignment for the benefit of creditors, or commence a proceeding under any bankruptcy, reorganization, arrangement, insolvency, receivership, dissolution or liquidation statute or similar law of any jurisdiction, or any such proceeding shall be commenced against it or any of its property, and in the case of any involuntary proceeding, such proceeding shall not be dismissed within 60 days (an “Automatic Default”); (e) an attachment, sale or seizure shall be issued or shall be executed against any assets of Reseller; (f) Reseller shall lose, or shall be in default of, any franchise, license or right to deal in any Financed Inventory and such loss or default shall not be cured within 30 days; (g)  a  Reseller shall file any correction or termination statement with respect to any financing statement filed by CPC in connection herewith; (j) a Material Adverse Effect shall occur in the business, operations or condition (financial or otherwise) of a  Reseller or with respect to the Collateral; (k) any debt for borrowed money of, or guaranteed by a  Reseller shall become due by acceleration by reason of a default; or (l) CPC in good faith believes the prospect of payment of any Indebtedness is impaired.

10. Rights and Remedies Upon Default.  Upon the occurrence of a Default, CPC shall have all rights and remedies of a secured party under the UCC and other applicable law as well as all the rights and remedies set forth in this Agreement.  CPC may terminate any obligations it has under this Agreement and any outstanding credit approvals immediately and/or declare any and all Indebtedness immediately due and payable without notice or demand.  Each Reseller waives notice of intent to accelerate, and of acceleration of Indebtedness.  CPC may enter any premises of a  Reseller, with or without process of law, without force, to search for, take possession of, and remove the Collateral, or any part thereof.  If CPC requests, a  Reseller shall cease disposition of and shall assemble the Collateral and make it available to CPC, at such Reseller’s expense, at a convenient place or places designated by CPC.  CPC may take possession of the Collateral or any part thereof on Reseller’s premises at Reseller’s expense, and store said Collateral upon Reseller’s premises pending sale or other disposition.  Upon the voluntary surrender of the Collateral to CPC or upon foreclosure of the Collateral by CPC, Reseller agrees that the sale of Inventory by CPC to a person who is liable to CPC under an agreement to repurchase inventory (a “Repurchase Agreement”) shall not be deemed to be a transfer subject to UCC §9-618(a) or any similar provision of any other applicable law, and Reseller waives any provision of such laws to that effect.  Resellers agree that the repurchase of Inventory by a Vendor pursuant to a Repurchase Agreement shall be deemed a commercially reasonable method of disposition.  Each Reseller shall be liable to CPC for any deficiency resulting from CPC’s disposition, including without limitation a repurchase by a Vendor pursuant to a Repurchase Agreement, regardless of any subsequent disposition thereof.  Resellers are not beneficiaries of, and have no right to require CPC to enforce, any Repurchase Agreement.  Any notice of a disposition shall be deemed reasonably and properly given if sent to a  Reseller at least 10 days before such disposition.  All of CPC’s rights and remedies shall be cumulative.  At CPC’s request, or without request in the event of an Automatic Default, Resellers shall pay all Vendor Credits to CPC as soon as the same are received for application to Indebtedness.  Resellers authorize CPC to collect Vendor Credits directly from Vendors and, upon request of CPC, shall instruct Vendors to pay CPC directly.  Additionally, in the event of an Automatic Default, the obligations of CPC, if any, shall automatically terminate, all Indebtedness shall automatically become immediately due and payable and Resellers shall automatically be obligated to repay all of such Indebtedness in full, without presentment, demand, protect or notice or other requirements of any kind, all of which are expressly waived by Resellers.  Resellers irrevocably waive any requirement that CPC retain possession and not dispose of any Collateral until after an arbitration hearing, arbitration award, confirmation, trial or final judgment.  CPC’s election to extend or not extend credit to a  Reseller is solely at CPC’s discretion and does not depend on the absence or existence of a Default.

11. Power of Attorney.  Resellers grant CPC an irrevocable power of attorney, as Reseller’s attorney-in-fact, to: (a) file financing statements naming CPC as “Secured Party”; (b) supply any omitted information and correct administrative errors in any documents between CPC and Reseller; (c) initiate and resolve any insurance claim pertaining to the Collateral; and (d) do anything to protect and preserve the Collateral and CPC’s rights and interest therein (including, but not limited to the payment of any insurance, taxes, fees or other obligations which may impair CPC’s interest in the Collateral), which if CPC’s action require the expenditure of monies, such amounts shall (x) constitute additional Indebtedness under this Agreement, (y) have interest assessed same so long as unpaid at the Default Rate, and (z) be due and payable immediately in full.  Upon the occurrence and continuation of a Default, Resellers grant CPC the additional power, as Resellers’ attorney-in-fact, to: (1) change the address for delivery of mail and open mail for any Reseller in connection with any property of Reseller (2) endorse on Resellers’ behalf any checks; and (3) initiate and resolve any insurance claim pertaining to the Collateral.  This power of attorney and any other powers of attorney granted herein or elsewhere by Resellers to CPC are irrevocable and coupled with an interest.

12. Costs, Expenses and Taxes.  Resellers agree to pay all fees and expenses of counsel to CPC in connection with the enforcement of the Documents and the Indebtedness, including, but not limited to (a) reasonable attorney fees and costs incurred upon an Automatic Default, and (b) CPC’s standard wire transfer and check return fees, all as may be established and changed by CPC from time to time.  Through execution of this Agreement, Resellers agree to audits of the books and records and properties of Resellers and such other matters as CPC shall deem appropriate in its reasonable credit judgment, whether such audits are conducted by employees of CPC or third parties hired by CPC.  CPC shall pay such audit fees unless there is an Event of Default.  If there is an Event of Default, audit fees and out-of-pocket expenses shall be payable by Resellers immediately upon demand therefor by CPC.  In addition, Resellers shall pay any and all stamp, transfer and other taxes payable or determined to be payable in connection with the execution and delivery of the Documents and agrees to hold CPC harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes.  If any suit or proceeding arising from any of the foregoing is brought against CPC, Resellers, to the extent and in the manner directed by CPC, will resist and defend such suit or proceeding or cause the same to be resisted and defended by counsel approved by CPC.  If Resellers shall fail to do any act or thing which it has covenanted to do under this Agreement or any representation or warranty on the part of Resellers contained in this Agreement shall be breached, CPC may, in its sole and absolute discretion, after 10 days written notice having been sent to Resellers, do the same or cause it to be done or remedy any such breach, and may expend its funds for such purpose; any and all amounts so expended by CPC shall be repayable to CPC by Resellers immediately upon CPC’s demand therefor, with interest at a rate equal to the highest interest rate set forth in this Agreement in effect from time to time during the period from and including the date funds are so expended by CPC to the date of repayment, and any such amounts due and owing CPC shall be deemed to be part of the Indebtedness secured hereunder.  The obligations of Resellers under this Section shall survive the termination of this Agreement and the discharge of the other obligations of Resellers under the Documents.

13. Information. Reseller irrevocably authorizes CPC to investigate and make inquiries of former or current creditors or other persons (including, without limitation, TRW’s or other credit reports, tax lien, litigation, Lexis/Nexis®, criminal, motor vehicle, license or other public record searches, employment history, verification of educational or professional credentials, interviews with third person and requests for other information with respect to any Reseller and any equity holders of a  Reseller as deemed necessary or appropriate by CPC or such agent or contractor in connection with such credit approval process.  All background investigations described herein will be performed subject to the Wells Fargo Privacy Policy of Wells Fargo).  CPC may provide to third parties (including, without limitation, any Vendors to or suppliers or customers of Reseller, any financial, credit or other information regarding Reseller that CPC may at any time possess, whether such information was supplied by Reseller to CPC or otherwise obtained by CPC. Further, Reseller irrevocably authorizes and instructs any third parties (including, without limitation, any Vendors to or suppliers or customers of Reseller) to provide to CPC any credit, financial or other information regarding Reseller that such third parties may at any time possess, whether such information was supplied by Reseller to such third parties or otherwise obtained by such third parties.

14. Reseller’s Claims Against Vendors.  Resellers will not assert against CPC any claim or defense any Reseller may have against Vendors whether for breach of warranty, misrepresentation, failure to ship, lack of authority, or otherwise, including without limitation claims or defenses based upon charge backs, credit memos, rebates, price protection payments or returns.  Any such claims or defenses or other claims or defenses any Reseller may have against Vendors shall not affect Resellers’ liabilities or obligations to CPC.

15. Terms and Termination.  The term of this Agreement, unless sooner terminated in accordance with this Agreement, shall be for a period of one (1) year from the date hereof (the “Termination Date”), provided, however, that (a) this Agreement shall automatically renew for one (1) year periods from year to year thereafter unless terminated or at the end of any subsequent annual anniversary of the Termination Date by Resellers upon at least 60 days prior written notice; and (b) CPC may terminate this Agreement (i) immediately upon a Default, or (ii) at any time by at least 60 days prior written notice by CPC to Resellers, however where Reseller requests further time be provided within the 60 day notice period CPC may agree to an extension of 30 more days.  Upon termination of this Agreement, all Indebtedness owed to CPC shall become immediately due and payable without notice or demand.  Upon any termination, Resellers shall remain liable to CPC for all Indebtedness to CPC, including without limitation interest, fees, charges and expenses arising prior to or after the effective date of termination, and all of CPC’s rights and remedies and its security interest shall continue until all Indebtedness to CPC is indefeasibly paid in full and all obligations of Resellers are performed.

16. Binding Effect. Resellers cannot assign its interest in this Agreement without CPC’s prior written consent.  CPC may assign or participate CPC’s interest, in whole or in part, without Resellers’ consent.  This Agreement will protect and bind CPC’s and Resellers’ respective heirs, representatives, successors and assigns, as the case may be.

17. Notices. Except as otherwise stated herein, all notices, arbitration claims, responses, requests and documents will be sufficiently given or served with respect to all Resellers if mailed or delivered: (a) to PC Connection, Inc., at, 730 Milford Road, Merrimack, NH  03054 Attention:  Chief Executive Officer; and (b) to CPC, at 116 Inverness Drive East, Suite 375, Englewood, CO  80112, Attention:  Legal, or such other address as the parties may hereafter specify in writing.

18. Severability.  If any provision of this Agreement or its application is invalid or unenforceable, the remainder of this Agreement will not be impaired or affected and will remain binding and enforceable.

19. Receipt of Agreement.    Each Reseller acknowledges that it has received a true and complete copy of this Agreement.  Resellers have read and understand this Agreement.  Notwithstanding anything herein to the contrary, CPC may rely on any facsimile copy, electronic data transmission, or electronic data storage of: this Agreement, any TS, billing statement, financing statement, authorization to pre-file financing statements, invoice from a Vendor, financial statements or other reports, each of which will be deemed an original, and the best evidence thereof for all purposes.

20. Miscellaneous.  Time is of the essence regarding Resellers performance of its obligations under this Agreement.  Resellers’ liability to CPC is direct and unconditional and will not be affected by the release or nonperfection of any security interest granted hereunder.  CPC may refrain from or postpone enforcement of this Agreement or any other agreements between CPC and Resellers without prejudice, and the failure to strictly enforce these agreements will not create a course of dealing which waives, amends or modifies such agreements.  The express terms of this Agreement will not be modified by any course of dealing, usage of trade, or custom of trade which may deviate from the terms hereof.  Section titles used herein are for convenience only, and do not define or limit the contents of any Section.  This Agreement may be validly executed and delivered by fax or other electronic transmission and in one or more multiple counterpart signature pages.  This Agreement shall be construed without presumption for or against any party who drafted all or any portion of this Agreement.

21. Limitation of Damages.  CPC and Resellers agree that if there is any dispute relating to or arising out of or otherwise relating in any respect to this Agreement, any Collateral, any transactions or events described herein or contemplated hereby or otherwise occurring, or any party’s actions or inactions in connection with any of the foregoing, the aggrieved party shall not be entitled to exemplary or punitive or consequential damages.

22. Amendments.  References in this Agreement to a particular agreement, instrument or document also shall be deemed to refer to and include all renewals, extensions and modifications of such agreement, instrument or document.  All addenda, exhibits and schedules attached to this Agreement are a part hereof for all purposes.

23. Definitions.  Terms defined in this Agreement in the singular are to have a corresponding meaning when used in the plural and vice versa.  All words used herein shall be understood and construed to be of such number and gender as the circumstances may require.  In addition to the terms defined elsewhere in this Agreement, when used in this Agreement, the following terms shall have the following meanings (such meanings shall be equally applicable to the singular and plural forms of the terms used, as the context requires):

Account has the meaning set forth in the UCC.

Advance means the advance of an item of Financed Inventory.

Authorized Employee has the meaning set forth in Section 29.

Automatic Default has the meaning set forth in Section 11.

Business Day means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close pursuant to the rules and regulations of the Federal Reserve System.

Collateral means (a) Inventory of any Reseller, whether now owned or hereafter acquired by any Reseller parts, accessories, accessions, exchanges, substitutions, replacements, reclaimed units, returns and repossessions thereof, and all additions and attachments thereto, and all documents of title arising therefrom; (b) price protection payments, Vendor Credits, discounts, incentive payments, rebates, and refunds which at any time are due to any Reseller with respect to or in connection with any Inventory; and (c) insurance proceeds payable by reason of loss or damage to any of the foregoing.

CPC has the meaning set forth in the introductory paragraph.

CPC Account means that certain bank account designated by CPC, information for which has been separately provided to Resellers.

Default has the meaning set forth in Section 11.

Default Rate has the meaning set forth in Section 9.

Documents means, collectively, this Agreement and any amendments hereto, EDI transmissions, each TS, and any other instruments or documents currently or hereafter required or contemplated hereunder.

Due Date has the meaning set forth in Section 8.

EDI has the meaning set forth in Section 8.

Eligible Inventory means only Inventory which satisfies the following requirements:

(a)Resellers have good, valid, and marketable title thereto, free and clear of any (i) title defect, (ii) any liens, (iii) bill of lading or other document of title, (iv) third party trademark, licensing or other proprietary rights (unless CPC is satisfied that such Inventory can be freely sold by CPC on and after the occurrence of a Default despite such third party rights), or (v) any interests of others; provided, that, the Inventory is subject to the security interest in favor of CPC or security interests that are subordinated to the security interest of CPC.

(b)Resellers have actual and exclusive possession thereof (either directly or through a bailee or agent of a  Reseller) at one of the locations in the continental United States set forth on Exhibit A to this Agreement (or in-transit from one such location to another such location).

(c)It is financed by CPC and such financing is noted on the applicable invoice for the Inventory.

(d)It is factory sealed, unused and has not been modified.

(e)It does not consist of goods that (i) are obsolete or slow moving, restrictive or custom items, work-in-process, raw materials; (ii) constitute spare parts, packaging and shipping materials, supplies used or consumed in Resellers’ business, bill and hold goods, defective goods, “seconds,” or Inventory acquired on consignment, or (iii) have been returned or rejected by Resellers’ customers.

(f)The Inventory is otherwise acceptable to CPC, in its sole discretion.

In determining the dollar amount to be so included in Eligible Inventory, Inventory shall be valued at the lower of cost or market on a basis consistent with Resellers’ historical accounting practices.

ERISA means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time.  References to sections of ERISA shall be construed to also refer to any successor sections.

Financed Inventory has the meaning set forth in Section 2(a).

GAAP means, at any time, generally accepted accounting principles and practices as promulgated by the American Institute of Certified Public Accountants, applied on a basis consistent with past practices.

Indebtedness means the full principal amount of all invoices with respect to Financed Inventory related to each Advance, all debts, principal, interest (including any interest that accrues after the commencement of any insolvency proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such insolvency proceeding), premiums, liabilities, obligations (including indemnification obligations), fees, guaranties, and all covenants and duties of any other kind and description owing by a  Reseller arising out of, under, pursuant to, in connection with, or evidenced by this Agreement or any of the other Documents and irrespective of whether for the payment of money, whether direct or indirect absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts the Resellers are required to pay or reimburse by the documents or by law or otherwise in the Documents.  Without limiting the generality of the foregoing, the Indebtedness of Resellers under the Documents includes the obligation to pay (i) the principal of the Advances, (ii) interest accrued on the Financed Inventory (if any), (iii) fees payable under this Agreement or any of the other Documents and (iv) indemnities and other amounts payable by the Resellers under any Documents.  Any reference in this Agreement or in the Documents to Indebtedness or obligations shall include all or any portion thereof and any extensions, modifications, renewals or alterations thereof, both prior and subsequent to any insolvency proceeding.

Indemnified Claims means any and all claims, demands, actions, causes of action, judgments,

liabilities, damages and consequential damages, penalties, fines, costs, fees, expenses and disbursements (including, without limitation, fees and expenses of attorneys and other professional consultants and experts in connection with any investigation or defense) of every kind, known or unknown, existing or hereafter arising, foreseeable or unforeseeable, which may be imposed upon, threatened or asserted against or incurred or paid by any Indemnified Person at any time and from time to time, because of, resulting from, in connection with or arising out of any transaction, act, omission, event or circumstance in any way connected with the Collateral, the Documents (including but not limited to (i) enforcement of the rights thereunder by any Indemnified Person or the defense of the actions of any Indemnified Person thereunder and (ii) Resellers access to or use of the Portal), excluding with respect to any Indemnified Persons, any of the foregoing directly caused by such Indemnified Person's gross negligence or willful misconduct.

Indemnified Persons means CPC, Wells Fargo, and each of their respective successors and assigns and their respective officers, directors, shareholders, members, managers, employees, attorneys, representatives and affiliates.

Inventory has the meaning set forth in the UCC.

Inventory Line of Credit has the meaning set forth in Section 1.

Liens has the meaning set forth in Section 5(a).

Loss Date has the meaning set forth in Section 7.

Material Adverse Effect means (a) a material adverse effect on the properties, assets, liabilities, business, operations, prospects, income or condition (financial or otherwise) of any Reseller, (b) material impairment of the ability of a  Reseller to perform any of its obligations under this Agreement or any other Document or (c) material impairment of the enforceability of the rights of, or benefits available to CPC under this Agreement or any other Document.

Organizational Documents means, relative to any entity, its certificate and articles of incorporation or organization and its by-laws, operating or partnership agreements, as applicable.

Overline has the meaning set forth in Section 2(i).

Patriot Act means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56, as amended.

Payment Due Date means that date identified as the “Payment Due Date” on the TS.

Permitted Liens has the meaning set forth in Section 5(a).

Permitted Locations means, collectively, the chief executive office of any Reseller together with (a) such locations identified in Exhibit A, attached hereto, and (b) such additional locations in the United States  as are identified by Resellers to CPC by at least 30 days prior written notice of its intent to keep Collateral at such additional location.

Person means any individual, corporation, joint venture, partnership, trust, limited liability company, unincorporated organization or governmental entity or agency.

Portal has the meaning set forth in Section 29.

Prime Rate means at any time the rate of interest most recently announced by Wells Fargo at its principal office as its Prime Rate, with the understanding that the Prime Rate is one of Wells Fargo’s base rates, and serves as the basis upon which effective rates of interest are calculated for those loans making reference to it, and is evidenced by its recording in such internal publication or publications as Wells Fargo may designate.  Each change in the rate of interest shall become effective on the date each Prime Rate change is announced by Wells Fargo.

Repurchase Agreement has the meaning set forth in Section 12.

Shipment  will be deemed to have occurred upon shipment by the Vendor.

Subsidiary means, with respect to any person at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power is or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by the parent or one or more subsidiaries of the parent.

TS means “Transaction Statement”, which is sent by CPC to Resellers upon the financing of each item of Financed Inventory, identifying in each instance the item of Financed Inventory and the Payment Due Date..  Each TS shall be incorporated into this Agreement by reference.

UCC means the Uniform Commercial Code as in effect in the State of Colorado or, when the context implies, the Uniform Commercial Code as in effect from time to time in any other applicable jurisdiction.

Vendor Credits means all of Resellers’ rights to any price protection payments, rebates, discounts, credits, factory holdbacks, incentive payments and other amounts which at any time are due Reseller from a Vendor.

Vendors has the meaning set forth in Section 1.

Wells Fargo means Wells Fargo Bank, National Association, a national banking association.

Irreparable Harm; Right to Injunction.  Resellers acknowledge that in the event that any Reseller commits any act or omission that prevents or unreasonably interferes with (a) CPC's exercise of the rights and privileges arising under the power of attorney granted in Section 13 of this Agreement; or (b) CPC's perfection of or levy upon the security interest granted in the Collateral including any seizure of any Collateral, such conduct will cause immediate, severe, incalculable and irreparable harm and injury, and Resellers agree that such conduct shall constitute sufficient grounds to entitle CPC to an injunction, writ of possession, or other applicable relief in equity, and to make such application for such relief in any court of competent jurisdiction, without any prior notice to Resellers.

24. Cumulative Remedies.  All rights, remedies and powers granted to CPC in this Agreement, or in any other instrument or agreement given by Resellers to CPC or otherwise available to CPC in equity or at law, are cumulative and may be exercised singularly or concurrently with such other rights as CPC may have.  These rights may be exercised from time to time as to all or any part of the Collateral as CPC in its discretion may determine.  The making of an Advance by CPC during the continuation of a Default shall not obligate CPC to make any further Advances during the continuation of such Default.  No amendment of any provision of this Agreement shall be effective unless it is in writing and signed by CPC and Resellers.

25. Indemnity.  Resellers hereby indemnifies and agrees to hold harmless and defend all Indemnified Persons from and against any and all Indemnified Claims.  THE FOREGOING INDEMNIFICATION SHALL APPLY WHETHER OR NOT SUCH INDEMNIFIED CLAIMS ARE IN ANY WAY OR TO ANY EXTENT OWED, IN WHOLE OR IN PART, UNDER ANY CLAIM OR THEORY OF STRICT LIABILITY, OR ARE CAUSED, IN WHOLE OR IN PART, BY ANY NEGLIGENT ACT OR OMISSION OF ANY INDEMNIFIED PERSON.  Upon notification and demand, Resellers agree to provide defense of any Indemnified Claim and to pay all costs and expenses of counsel selected by any Indemnified Person in respect thereof.  Any Indemnified Person against whom any Indemnified Claim may be asserted reserves the right to settle or compromise any such Indemnified Claim as such Indemnified Person may determine in its sole discretion, and the obligations of such Indemnified Person, if any, pursuant to any such settlement or compromise shall be deemed included within the Indemnified Claims.  Except as specifically provided in this section, Reseller waives all notices from any Indemnified Person. The provisions of this Section 28 shall survive the payment of the Indebtedness and the termination of this Agreement.

26. Portal. CPC may, from time to time at its sole option, permit Resellers to access and use one or more internet web sites (the “Portal”) to: obtain items or information and take other actions in connection with this Agreement, subject to the following:

a.Resellers shall access and use the Portal solely through duly authorized employees of Reseller to whom CPC has issued a user name and password (an “Authorized Employee”);

b.submission of a user name and password to access and use the Portal, constitutes Resellers’, and the applicable Authorized Employee’s, representation that the person submitting such user name and password is the specific person identified by such user name and password and that such person is, at the time of such access and use, Resellers’ employee duly authorized to act for and on behalf of Resellers; and

c.CPC may, from time to time at its sole option and without notice or liability,

(i).amend the terms for use of the Portal by posting amended terms on the Portal (and such amended terms shall automatically be effective upon posting) and

(ii).suspend or revoke Resellers’ and/or an Authorized Employee’s access to, and use of the Portal and/or modify, update or discontinue all or any portion of the Portal.

27. ARBITRATION.

(a)Arbitration.  The parties hereto agree, upon demand by any party, whether made before the institution of a judicial proceeding or not more than 60 days after service of a complaint, third party complaint, cross-claim, counterclaim or any answer thereto or any amendment to any of the above to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, shareholders, members, managers, attorneys, and other agents), whether in tort, contract or otherwise arising out of or relating to in any way (i) the loan and related Documents which are the subject of this Agreement and their negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit; provided however that the parties agree that, notwithstanding the foregoing, each party retains the right  to pursue in small claims court any dispute within that court’s jurisdiction.  In the event of a court ordered arbitration, the party requesting arbitration shall be responsible for timely filing the demand for arbitration and paying the appropriate filing fee within the 30 days of the abatement order or the time specified by the court. Failure to timely file the demand for arbitration as ordered by the court will result in that party’s right to demand arbitration being automatically terminated.

(b)Governing Rules.  Any arbitration proceeding will (i) proceed in a location in Colorado selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to herein, as applicable, as the “Rules”).  If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control.  Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute.

(c)No Waiver of Provisional Remedies, Self-Help and Foreclosure.  The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding.  This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

(d)Arbitrator Qualifications and Powers.  Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00.  Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations.  The arbitrator will be a neutral attorney licensed in the State of Colorado or a neutral retired judge of the state or federal judiciary of Colorado, mutually agreeable to the parties, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated.  The arbitrator will determine whether or not an issue is arbitrable and will give effect to the statutes of limitation in determining any claim.  In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator's discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication.  The arbitrator shall resolve all disputes in accordance with the substantive law of Colorado and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award.  The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the Colorado Rules of Civil Procedure or other applicable law.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.  The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(e)Discovery.  In any arbitration proceeding, discovery will be permitted in accordance with the Rules.  All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date.  Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party's presentation and that no alternative means for obtaining information is available.

(f)Class Proceedings and Consolidations.  Neither party hereto shall be entitled to join or consolidate disputes by or against others in any arbitration, or to include in any arbitration any dispute as a representative or member of a class, or to act in any arbitration in the interest of the general public or in a private attorney general capacity.

(g)Payment Of Arbitration Costs And Fees.  The arbitrator shall award all costs and expenses of the arbitration proceeding.

(i)Miscellaneous.  To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA.  No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation.  If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Documents or the subject matter of the dispute shall control.  This arbitration provision shall survive termination, amendment or expiration of any of the Documents or any relationship between the parties.

(j)Small Claims Court.  Notwithstanding anything herein to the contrary, each party retains the right to pursue in small claims court any dispute in which the remedy sought is entirely within that court’s jurisdiction.

28. Waiver of Subrogation.  Each Reseller hereby agrees that it will not enforce any of its rights of contribution or subrogation against any other Reseller with respect to any liability incurred by it hereunder or under any of the other Documents, any payments made by it to CPC with respect to any of the Indebtedness or any collateral security therefor until such time as all of the Indebtedness have been paid in full in cash.  Any claim which any Reseller may have against any other Reseller with respect to any payments to CPC hereunder are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Indebtedness arising hereunder or thereunder, to the prior payment in full in cash of the Indebtedness and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Reseller, its debts or its assets, whether voluntary or involuntary, all such Indebtedness shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Reseller therefor.

29. JURY TRIAL WAIVER; CONSENT TO JURISDICTION.  If this Agreement is found to be not subject to arbitration, any legal proceeding with respect to any dispute will be tried in a court of competent jurisdiction by a judge without a jury.  Resellers and CPC waive any right to a jury trial in any such proceeding.  Similarly, if this Agreement or a particular dispute hereunder is not subject to arbitration, Resellers hereby consent to the non-exclusive jurisdiction of any local, state or federal court located within Colorado and waives any objection which Resellers may have based on improper venue or forum non conveniens to the conduct of any action or proceeding in any such court and waives personal service of any and all process upon it, and consents that all such service of process be made by mail or messenger directed to it in the same manner as provided for notices to Reseller in this Agreement, and that service so made shall be deemed to be completed upon the earlier of actual receipt or 3 days after the same shall have been posted to Resellers or Resellers’ agent as set forth herein.  Nothing contained in this Section shall affect the right of CPC to serve legal process in any other manner permitted by law or affect the right of CPC to bring any action or proceeding against Resellers or their property in the courts of any other jurisdiction. Resellers waive, to the extent permitted by law, any bond or surety or security upon such bond which might, but for this waiver, be required of CPC.

30. Governing Law. This Agreement shall be construed in all respects in accordance with, and governed by the internal laws (as opposed to conflicts of law provisions) of the State of Colorado, except that (a) questions as to perfection of CPC's security interest and the effect of perfection or non-perfection and priority of CPC's security interest shall be governed by the law which would be applicable except for this Section, and (b) the provisions of the AAA shall govern all arbitration proceedings hereunder.

31. USA PATRIOT ACT NOTIFICATION. The following notification is provided to Resellers pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product.  What this means for the Reseller:  When the Reseller opens an account, if the Reseller is not an individual a financial institution will ask for the Reseller's name, taxpayer identification number, business address, and other information that will allow such financial institution to identify the Reseller. A financial institution may also ask to see the Reseller's legal organizational documents or other identifying documents.

[signature page(s) to follow]

THIS AGREEMENT CONTAINS BINDING ARBITRATION, JURY WAIVER AND PUNITIVE DAMAGE WAIVER PROVISIONS.

PC CONNECTION, INC.

By:	/s/ JOSEPH DRISCOLL
Name:	Joseph Driscoll
Title:	Sr. VP, CFO & Treasurer

MOREDIRECT, INC.

By:	/s/ GARY ANDERSON
Name:	Gary Anderson
Title:	Treasurer

GOVCONNECTION, INC.

By:	/s/ GARY ANDERSON
Name:	Gary Anderson
Title:	Treasurer

PC CONNECTION SALES CORPORATION,

By:	/s/ GARY ANDERSON
Name:	Gary Anderson
Title:	Treasurer

CASTLE PINES CAPITAL LLC

By:	/s/ JOHN HANLEY
Name:	John Hanley
Title:	Executive Vice President

EXHIBIT A

TRADE NAME(S)/TRADE STYLES OF RESELLER

COLLATERAL LOCATIONS

1.  Trade Name(s) / Trade Styles:  n.a.

2.  Collateral Locations:

Location Address:	Disclose whether location is owned/leased or a warehouse:	If leased, disclose name and address of property owner or landlord:
PC Connection, Inc. 2780-2880 Old State Route 73 Building # 3 Wilmington, OH 45177	Leased	EWE Warehouse Investments V, Ltd. c/o Easton and Associates Management Co., Inc. 10165 NW 19th St. Miami, FL 33172
PC Connection, Inc. 2841-2931 Old State Route 73 Building # 4 Wilmington, OH 45177	Leased	EWE Warehouse Investments V, Ltd. c/o Easton and Associates Management Co., Inc. 10165 NW 19th St. Miami, FL 33172